UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 11, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

As previously reported in the Form 8-K filed on September 11, 2012 (the “Prior Form 8-K”) by Lucas Energy, Inc. ("Lucas" or the "Company"), the Company agreed to offer and sell an aggregate of up to 800,000 units to certain selected investors (the “Offering”).  Each unit ("Unit") consisted of (a) one share of the Company’s common stock, $0.001 par value per share (“Share”); and (b) 0.25 of a warrant to purchase one share of the Company’s common stock at an exercise price of $2.00 per share (“Warrant”) with a term of one year, at a price of $1.65 per Unit, for an aggregate of up to $1,320,000 in total gross funding.

On September 11, 2012, the Offering closed and the Company received an aggregate of $1,320,000 in gross funding and approximately $1,300,000 in net funding after paying expenses associated with the Offering. The Company plans to use the funds raised in the Offering to pay down expenses related to drilling, lease operating, workover activities and for general corporate purposes, including general and administrative expenses.  Additionally, the Company may receive up to an additional $400,000 upon exercise of the Warrants sold in the Offering.  A total of 800,000 Shares and 200,000 Warrants were sold in connection with the Offering.

More information on the Offering and the Warrants, as well as copies of the Form of Subscription Agreement and Form of Warrant associated with the Offering can be found in the Prior Form 8-K filing, and investors are encouraged to review such Prior Form 8-K and the Company’s prospectus supplement filed in connection with the Offering on September 11, 2012.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: / s / K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: September 12, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith